Exhibit 99.1
Perspecta Announces Financial Results for Second Quarter of Fiscal Year 2019

•	Revenue of $1.07 billion up 51% year-over-year and up 1% year-over-year on a pro forma basis

•	Net income down 40% year-over-year; adjusted net income up 1% year-over-year on a pro forma basis

•	Adjusted EBITDA up 9% on a pro forma basis with adjusted EBITDA margin of 16.5%

•	Bookings of $2.4 billion (book-to-bill ratio of 2.3x) build a solid foundation for growth

•	Net cash provided by operating activities of $76 million and adjusted free cash flow of $105 million enabled balanced capital deployment

•	Updating fiscal year 2019 guidance to reflect more positive outlook

Chantilly, Va., November 14, 2018 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the second quarter of fiscal year 2019, which ended September 30, 2018.
“We are pleased to report another strong quarter of operations as Perspecta,” said Mac Curtis, Perspecta’s president and CEO. “Our end markets are growing, and we believe our innovation and intellectual property differentiate us from our competitors. Our entire team has worked hard to stand up a new company without missing a beat on delivering mission success for our customers. With each passing day, we are executing more efficiently, coming together more closely, and creating a stronger, more unified company that we can all be proud of.”
Summary Operating Results (Unaudited)

	Three Months Ended
(in millions, except margin and per share data)	September 30, 2018	September 30, 2017
Revenue	$1,068	$706
Income before taxes	36	66
Operating Margin	3.4%	9.3%
Net income	24	40
Diluted earnings per share (EPS)	0.14	0.28

Non-GAAP Measures*:
Revenue	$1,068	$1,055
Adjusted Net Income	74	73
Adjusted EBITDA	177	162
Adjusted EBITDA Margin	16.5%	15.4%
Adjusted Diluted EPS	0.45	0.44

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this press release. Note that amounts for the three months ended September 30, 2017 are pro forma and that revenue for the three months ended September 30, 2018 is a GAAP measure.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with Vencore Holding Corp. (Vencore) and KGS Holding Corp. (KeyPoint). On June 1, 2018, Perspecta began trading on the New York Stock Exchange. Accordingly, results provided in accordance with U.S. generally accepted accounting principles (GAAP) through May 31, 2018 reflect the operations of USPS, and thereafter reflect the combined operations of USPS, Vencore and KeyPoint. To aid investors and analysts with year-over-year comparability, Perspecta is including certain pro forma financial information that combines the stand-alone USPS, Vencore and KeyPoint financial information as if the mergers had taken place on April 1, 2017. Also, Perspecta is including adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from pro forma and adjusted results to GAAP.
Revenue for the quarter was $1.07 billion, up 51 percent compared to the second quarter of fiscal year 2018, primarily as a result of the mergers. Revenue for the quarter was up 1 percent from pro forma revenue for the second quarter of fiscal year 2018. Major drivers of the increase from the pro forma second quarter of fiscal year 2018 include continued growth in intelligence community support and background investigations, which more than offset the completion of a large engineering support contract for the Kennedy Space Center.
Income before taxes for the second quarter of fiscal year 2019 was $36 million (3.4 percent operating margin), which was down 45 percent from the second quarter of fiscal year 2018. The year-over-year decrease in income before taxes stems primarily from $26 million in separation, integration and restructuring expenses and an increase in interest expense of $32 million associated with the additional debt from the mergers. Net income was $24 million, or $0.14 per diluted share, which was down 40 percent from the second quarter of fiscal year 2018.
Adjusted net income was $74 million for the second quarter, which was up 1% year-over-year on a pro forma basis. Adjusted EBITDA was $177 million for the second quarter, up 9 percent compared to pro forma adjusted EBITDA for the second quarter of fiscal year 2018; adjusted EBITDA margin improved from 15.4 percent (pro forma) to 16.5 percent over the same period. Adjusted diluted earnings per share for the quarter was $0.45, up 2 percent compared to pro forma adjusted diluted EPS for the second quarter of fiscal year 2018.
Segment Operating Results (Unaudited)
For the three months ended September 30, 2018, Defense and Intelligence segment revenue of $702 million increased by $53 million, or 8 percent compared to pro forma revenue from the same period of the prior year. Major drivers of the year-over-year increase include continued growth in intelligence community support and background investigations. The increase also included $13 million resulting from the successful completion a large, classified, fixed priced contract earlier than originally anticipated.
Civilian and Health Care segment revenue of $366 million decreased by $40 million, or 10 percent compared to pro forma revenue from the same period of the prior year, with $38 million of the revenue decrease due to the successful completion in fiscal year 2018 of a large engineering support contract for the Kennedy Space Center.
Defense and Intelligence adjusted segment operating margin for the quarter improved to 13.1 percent from 11.9 percent (pro forma) in the second quarter of fiscal year 2018. Civilian and Health Care adjusted segment operating margin decreased to 12.8 percent from 16.7 percent (pro forma) in the second quarter of fiscal year 2018. Total adjusted segment operating margin decreased on a pro forma basis primarily because the timing of capital lease conversions, phasing out of purchase price accounting, and remapping of corporate assets as a stand-alone company increased depreciation and amortization excluding acquisition-related intangibles amortization by $21 million.
Cash Management and Capital Deployment
Perspecta generated $76 million of net cash provided by operating activities in the second quarter of fiscal year 2019. Quarterly adjusted free cash flow was $105 million, or 142 percent of adjusted net income.
During the second quarter of fiscal year 2019, Perspecta deployed $50 million to pay down debt and returned $31 million to shareholders, including $8 million as part of its regular quarterly cash dividend program and $23 million in share repurchases ($2 million of which was settled after the end of the second quarter). At quarter end, Perspecta had $126 million in cash and cash equivalents, $600 million of undrawn capacity in its revolving credit facility, and $2.8 billion in total debt, including $301 million in capital lease obligations. Management believes Perspecta’s steady cash flows and $726 million of total liquidity provides substantial financial flexibility to manage the business.
On November 14, 2018, the Board of Directors declared that Perspecta would pay a cash dividend of $0.05 per share on January 15, 2019 to Perspecta stockholders of record at the close of business on December 5, 2018.
Contract Awards
Contract awards (bookings) totaled $2.4 billion in the second quarter of fiscal year 2019, representing a book-to-bill ratio of 2.3x. New business awards constituted approximately 27% of the total awards in the second quarter.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•	Next Generation Enterprise Network (NGEN) Contract Extension. Perspecta received a one-year, $787 million contract extension from the U.S. Department of the Navy for the continuation of

IT services under the NGEN contract. Under NGEN, Perspecta operates the Navy Marine Corps Intranet (NMCI), the world’s largest intranet, with approximately 300,000 seats representing 700,000 Navy and Marine Corps uniformed and civilian users.

•
Defense Manpower Data Center (DMDC) Maintenance and Integration Services. Under a five-year, task order with a ceiling value of $564 million and significantly expanded scope, Perspecta will continue to provide the DMDC maintenance and integration services of mission-critical hardware and software used around the world. DMDC maintains the central and authoritative source of personnel, manpower, training and security data for the Department of Defense (DoD).

•
Centers for Medicare & Medicaid (CMS) Medicare Part B Claims Processing Application Services. CMS awarded Perspecta a five-year, $88 million task order on the Strategic Partners Acquisition Readiness Contract (SPARC) vehicle to provide application services for Medicare Part B claims processing. Specific responsibilities include full development life cycle support for CMS system maintenance and enhancements as well as production and user support for the processing of the expanding volume of Medicare Part B claims.

•
Centers for Disease Control and Prevention (CDC) Geospatial Research, Analysis, and Services Program (GRASP). Perspecta was awarded a prime contract on the CDC's GRASP. The five-year, single award, indefinite delivery, indefinite quantity contract has a ceiling value of $40 million and represents new work for Perspecta. Perspecta will assist public health agencies and partners to respond to public health threats by combining geospatial science—including epidemiology, geospatial statistics and environmental modeling—with IT expertise in data management, analytics, and application development.

Perspecta’s backlog of signed business orders at the end of second quarter of fiscal year 2019 was $10.2 billion, which was up 13 percent compared to the first quarter of fiscal year 2019. Funded backlog at the end of the quarter was $2.0 billion, an increase of 1 percent sequentially.

Forward Guidance
Perspecta is updating its previously announced fiscal year 2019 guidance to reflect strong quarterly results and a more positive outlook. The table below provides the current and previous guidance ranges for pro forma revenue, pro forma adjusted EBITDA margin, pro forma adjusted diluted EPS, and pro forma adjusted free cash flow conversion (as a percentage of pro forma adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction, and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Current FY19 Guidance	Prior FY19 Guidance
Pro Forma Revenue (millions)	$4,200 - $4,250	$4,150 - $4,250
Pro Forma Adjusted EBITDA Margin	16.5% - 17.0%	16.0% - 17.0%
Pro Forma Adjusted Diluted EPS	$1.85 - $1.95	$1.80 - $1.95
Pro Forma Adjusted Free Cash Flow Conversion	95%+	90%+

John Kavanaugh, Perspecta CFO, commented, “Perspecta continues to deliver on its financial commitments, and the team's focus on execution and seamless transition has been relentless. Our financial performance has enabled us to upwardly revise our fiscal 2019 guidance and deliver on our balanced capital allocation model, with strong debt pay down, opportunistic share repurchases and a steady dividend. We look forward to building a track record of steady performance and transparent communications with the investment community."
Conference Call
Perspecta executive management will hold a conference call on November 14, 2018, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-317-6016 (domestic), 855-669-9657 (Canada), or 412-317-6016 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.

About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. These statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, including, but not limited to, risks relating to (i) our relationships with the U.S. federal government, or any state or local governments or changes in such governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (ii) delay in completion of the U.S. federal government’s budget process; (iii) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (iv) our ability to compete effectively in the competitive bidding process; (v) delays, contract terminations or cancellations of our major contract awards; (vi) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (vii) problems or delays in the development, delivery, transition or enhancement of products and services; (viii) failure of third parties to deliver on commitments under contracts with us; (ix) failure to be awarded task orders under our indefinite delivery, indefinite quantity contracts; and (x) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations adverse to us; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2018, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Combined Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share amounts)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenue	$1,068	$706	$1,861	$1,382

Costs of services (excludes depreciation and amortization and restructuring costs)	813	557	1,410	1,082
Selling, general, and administrative (excludes depreciation and amortization and restructuring costs)	89	35	150	81
Depreciation and amortization	74	33	138	70
Restructuring costs	2	4	2	7
Separation and integration-related costs	21	6	65	17
Interest expense	37	5	47	7
Other income, net	(4)	—	(28)	—
Total costs and expenses	1,032	640	1,784	1,264

Income before taxes	36	66	77	118
Income tax expense	12	26	24	46
Net income	$24	$40	$53	$72

Earnings per common share (a):
Basic	$0.15	$0.28	$0.32	$0.51
Diluted	$0.14	$0.28	$0.32	$0.51

(a) Earnings per share information for the three and six months ended September 30, 2017, is computed using the 142.43 million shares of Perspecta common stock resulting from the distribution by DXC, as Perspecta did not operate as a stand-alone entity during the period and therefore, no Perspecta common stock, options or other equity awards were outstanding and no dividends were declared or paid by Perspecta.

Selected Condensed Consolidated Combined Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	September 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$126	$—
Receivables, net of allowance for doubtful accounts of $2 and $0	535	354
Other receivables	122	—
Prepaid expenses and other current assets	173	74
Deferred contract costs	49	21
Total current assets	1,005	449
Intangible assets, net of accumulated amortization of $181 and $98	1,441	897
Goodwill	3,273	2,022
Property and equipment, net of accumulated depreciation of $100 and $66	363	290
Other assets	199	21
Total assets	$6,281	$3,679

Liabilities
Current maturities of long-term debt	$80	$—
Current capital lease liability	146	160
Accounts payable	245	195
Accrued payroll and related costs	78	17
Accrued expenses and other current liabilities	508	180
Deferred revenue and advance contract payments	77	53
Income taxes payable	34	—
Total current liabilities	1,168	605
Non-current portion of long-term debt	2,415	—
Non-current capital lease liability	155	144
Non-current deferred revenue and advance contract payments	8	7
Non-current deferred tax liabilities	125	176
Other long-term liabilities	207	18
Total liabilities	4,078	950
Commitments and contingencies
Total stockholders' equity	2,203	2,729
Total liabilities and stockholders' equity	$6,281	$3,679

Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
(in millions)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$24	$40	$53	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74	33	138	70
Stock-based compensation	1	(1)	3	—
Deferred income tax benefit	(11)	—	(11)	—
Gain on sale of assets	(1)	—	(25)	—
Other non-cash charges, net	—	4	(14)	7
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Change in receivables	(28)	73	(4)	29
Change in prepaid expenses and other current assets	(13)	1	(18)	(5)
Change in accounts payable and accrued liabilities	20	1	92	98
Change in income taxes payable and income tax liability	6	—	6	—
Change in deferred revenue and advanced contract payments	—	4	13	8
Other operating activities, net	4	(5)	3	(5)
Net cash provided by operating activities	76	150	236	274
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(312)	—
Extinguishment of Vencore HC and KGS HC debt and related costs	—	—	(994)	—
Proceeds from sale of assets	—	—	24	—
Purchases of property, equipment and software	(5)	(5)	(11)	(5)
Payments for outsourcing contract costs	(4)	(3)	(6)	(6)
Net cash used in investing activities	(9)	(8)	(1,299)	(11)
Cash flows from financing activities:
Principal payments on long-term debt	(50)	—	(50)	—
Proceeds from debt issuance	—	—	2,500	—
Payment of debt issuance costs	—	—	(43)	—
Proceeds from revolving credit facility	—	—	50	—
Payments on revolving credit facility	—	—	(50)	—
Payments on lease liability	(41)	(37)	(82)	(76)
Repurchases of common stock	(21)	—	(21)	—
Dividend to DXC	—	—	(984)	—
Dividends paid to Perspecta stockholders	(8)	—	(8)	—
Net transfers to Parent	—	(105)	(88)	(187)
Net cash provided by (used in) financing activities	(120)	(142)	1,224	(263)
Net increase in cash and cash equivalents, including restricted	(53)	—	161	—
Cash and cash equivalents, including restricted, at beginning of year	214	—	—	—
Cash and cash equivalents, including restricted, at end of period	161	—	161	—
Less restricted cash and cash equivalents included in prepaid expenses and other current assets	35	—	35	—
Cash and cash equivalents at end of period	$126	$—	$126	$—

Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include a full period of Vencore and KeyPoint results and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the period. Perspecta is also including adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta's profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta's non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Pro Forma Revenue (Unaudited)

PERSPECTA INC.
PRO FORMA REVENUE (Unaudited)

(in millions)	September 30, 2017
Revenue (a)	$706
Historical Vencore revenue (b) (c)	349
Pro forma revenue	$1,055

Notes:
(a) For the three months ended September 30, 2017, GAAP results reflect the operations of USPS.
(b) Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting period, which is July 1, 2017 to September 30, 2017, for the three months ended September 30, 2017.
(c) In this and all subsequent tables, financial data for "Vencore" includes the combined results of Vencore Holding Corp. and KGS Holding Corp.

Adjusted EBITDA, Net Income, and Diluted Earnings Per Share (Unaudited)

Adjusted EBITDA exclude the following items: mark-to-market adjustments to the pension and other post-employment benefit (OPEB) programs, stock-based compensation, and the fiscal year 2018 start-up costs associated with the National Background Investigations Bureau (NBIB) program. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted earnings per share also exclude acquisition-related intangible amortization.

PERSPECTA INC.
UNAUDITED ADJUSTED EBITDA, ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

(in millions)	Perspecta for the Three Months Ended September 30, 2018	Effect of Spin-Off	Effect of Mergers	Adjusted
Net income	$24	$—	$4	$28
Income tax expense	12	—	1	13
Interest expense	37	—	—	37
Depreciation and amortization	74	—	—	74
EBITDA	147	—	5	152
Restructuring	2	—	(2)	—
Separation and integration costs	21	—	—	21
Stock-based compensation	1	—	—	1
Separation related cost	3	—	—	3
Adjusted EBITDA	$174	$—	$3	177
Depreciation and amortization				(74)
Amortization of acquired intangibles				36
Interest expense				(37)
Earnings before taxes				102
Income tax expense (a)				28
Adjusted net income				$74
Adjusted diluted EPS (b)				$0.45

Notes:
(a)
Represents income tax expense utilizing an adjusted effective tax rate of approximately 27% that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax addbacks for non-deductible prior-merger goodwill amortization.

(b)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.79 million.

Pro Forma Adjusted EBITDA, Net Income, and Diluted Earnings Per Share (Unaudited)

Previously, in its Current Report on Form 8-K filed on July 19, 2018, Perspecta provided reconciliations of pro forma adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted diluted earnings per share to net income. The pro forma presentations of these measures contained in this press release differ for three reasons:

•
In the Current Report on Form 8-K filed on July 19, 2018, Perspecta Company provided separate reconciliations of (1) pro forma adjusted EBITDA and (2) pro forma adjusted net income and pro forma adjusted diluted earnings per share. In the current press release, Perspecta has updated this presentation to combine the separate reconciliations and to apply a pro forma effective tax rate of 34 percent in the reconciliations for pro forma adjusted net income and pro forma adjusted diluted earnings per share for fiscal year 2018. This change adjusts for the effects of implementing the Tax Cuts and Jobs Act of 2017 for purposes of comparison to the financial results for fiscal year 2019.

•
As required by the SEC, the pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were prepared in accordance with Article 11 of Regulation S-X. Conversely, the pro forma presentations in this press release are prepared in accordance with using ASC 805, which requires a different treatment of “non-recurring” costs.

•
The pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were based on a preliminary valuation of intangibles reflected in Amendment 3 to the Form 10 filed on April 30, 2018. Perspecta received a new valuation report as of July 20, 2018, with updated preliminary fair values of net tangible assets purchased, including intangibles, and has reflected this update in this press release.

PERSPECTA INC.
UNAUDITED PRO FORMA ADJUSTED EBITDA, ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017

(in millions)	Historical USPS for the Three Months Ended September 30, 2017	Effect of Spin-Off	Historical Vencore for the Three Months Ended September 30, 2017	Effect of Mergers	Pro Forma
Net income (loss)	$40	$(9)	$5	$(9)	$27
Income tax expense (benefit)	26	(3)	3	(3)	23
Interest expense	5	13	21	(4)	35
Depreciation and amortization	33	—	8	16	57
EBITDA	104	1	37	—	142
Restructuring	4	—	—	1	5
Separation and integration costs	6	(1)	—	1	6
Pension and OPEB actuarial and settlement losses	—	—	(3)	3	—
Stock-based compensation	—	—	1	(1)	—
NBIB adjustment	—	—	9	—	9
Adjusted EBITDA	$114	$—	$44	$4	162
Depreciation and amortization					(57)
Amortization of acquired intangibles					40
Interest expense (a)					(35)
Earnings before taxes					110
Income tax expense (b)					37
Adjusted net income					$73
Adjusted diluted EPS (c)					$0.44

Notes:
(a)
Pro Forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.70 million.

Adjusted EBITDA Margin and Pro Forma Adjusted EBITDA Margin (Unaudited)

Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue, and pro forma adjusted EBITDA Margin is calculated as the ratio of pro forma adjusted EBITDA to pro forma revenue.

PERSPECTA INC.
ADJUSTED EBITDA MARGIN AND PRO FORMA ADJUSTED EBITDA MARGIN (Unaudited)

	Three Months Ended
(in millions except for margin)	September 30, 2018	September 30, 2017 (a)
Adjusted EBITDA	177	162
Revenue	1,068	1,055
Adjusted EBITDA margin	16.5%	15.4%

Notes:
(a)	Amounts for the three months ended September 30, 2017 are pro forma.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as the sum of net cash provided by operating activities and net cash used in investing activities adjusted for certain items, such as (i) payments on lease liabilities, (ii) business acquisitions, dispositions, and investments, (iii) payments and amortization related to restructuring activities, (iv) payments on restructuring, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

PERSPECTA INC.
ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

(in millions)	Perspecta for the three months ended September 30, 2018
Net cash provided by operating activities	76
Net cash used in investing activities	(9)
Acquisitions net of cash acquired, and other (a)	4
Payments on lease liability (b)	(41)
Payments on restructuring, transaction and integration-related costs	75
Adjusted free cash flow	105

Notes:
(a)	Consists of $4 million of outsourcing contract costs.
(b)	Represents payments on capital leases.

PERSPECTA INC.
PRO FORMA ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017

(in millions)	Perspecta for the three months ended September 30, 2017	Historical Vencore for the three months ended September 30, 2017	Pro Forma for the three months ended September 30, 2017
Net cash provided by operating activities	$150	$13	$163
Net cash used in investing activities	(8)	(4)	(12)
Acquisitions net of cash acquired, and other (a)	3	2	5
Payments on lease liability (b)	(37)	—	(37)
Payments on restructuring, transaction and integration-related costs	4	—	4
Initial sale of qualifying receivables (c)	(121)	—	(121)
Adjusted free cash flow	$(9)	$11	$2

Notes:
(a)	Consists of $3 million of outsourcing contract costs.
(b)	Represents payments on capital leases.
(c)	Represents the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement during the quarter ended September 30, 2017.

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize revenue and segment operating profit by reportable segment:

PERSPECTA INC.
RECONCILIATION OF REPORTABLE SEGMENT PROFIT TO INCOME BEFORE TAXES (Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

	Three Months Ended
(in millions)	September 30, 2018	September 30, 2017
Total profit for reportable segments	$92	$80
Less:
Stock-based compensation	1	(1)
Restructuring costs	—	4
Separation and integration-related costs	21	6
Interest expense	37	5
Other income, net	(3)	—
Income before taxes	$36	$66

PERSPECTA INC.
ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

(in millions)	Perspecta for the three months ended September 30, 2018	Adjustments for the three months ended September 30, 2018(a)	Adjusted for the three months ended September 30, 2018
Revenue
Defense and Intelligence	$702	$—	$702
Civilian and Health Care	366	—	366
	$1,068	$—	$1,068

Segment operating profit
Defense and Intelligence	$71	$21	$92
Civilian and Health Care	21	26	47
	$92	$47	$139

Notes:
(a)	Represents adjustments for amortization of acquired intangibles and separation-related, integration and other costs, which are included in the segment results of operations.

PERSPECTA INC.
PRO FORMA REVENUE AND ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017

(in millions)	Historical USPS for the three months ended September 30, 2017	Historical Vencore and Adjustments for the three months ended September 30, 2017(a)	Pro Forma Adjusted for the three months ended September 30, 2017
Revenue
Defense and Intelligence	$357	$292	$649
Civilian and Health Care	349	57	406
	$706	$349	$1,055

Segment operating profit
Defense and Intelligence	$27	$50	$77
Civilian and Health Care	53	15	68
	$80	$65	$145

Notes:
(a)	Includes adjustments for amortization of acquired intangibles and separation-related, integration and other costs, which are in the segment results of operations.